Exhibit 4.4(g)

EXECUTION VERSION

DATED                                        2026

CHELSEA VANGUARD FUND

as Assignor

and

PHOENIX GREEN LIMITED

as Assignee

DEED OF ASSIGNMENT

THIS DEED OF ASSIGNEMNT (this “Deed”) is executed as a deed on

BETWEEN:

(1)	CHELSEA VANGUARD FUND, an exempted company incorporated under the laws of Cayman Islands (company number: MC-314014) whose registered address is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Assignor” or the “Fund”); and

(2)	PHOENIX GREEN LIMITED, a BVI business company incorporated under the laws of the British Virgin Islands (company number: 1925154) whose registered office is at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands and whose correspondence address is at 29/F, One Pacific Place, 88 Queensway, Admiralty, Hong Kong (the “Assignee”).

(each a “Party” and collectively the “Parties”)

WHEREAS:

(A)	Pursuant to the subscription agreement dated 25 January 2017 between the Parties, the Assignee subscribed for 125,000 non-voting, redeemable, participating shares of US$0.01 par value each in the Fund, representing 100% of the total issued share capital of the participating shares of the Fund, and a capital commitment of US$125,000,000, as at the date of this Deed.

(B)	Pursuant to the distribution notice dated ________________________ issued by the Assignor to the Assignee, the Assignor has agreed to assign and transfer, and the Assignee has agreed to accept the assignment and transfer of, all of the rights and/or obligations of the Assignor under the Loan Agreement.

(C)	The Assignor hereby agrees with the Assignee for, among others, the absolute assignment of all of its rights and/or obligations under the Loan Agreement in accordance with the terms and conditions hereof.

NOW THIS DEED WITNESSETH as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

“Business Days” means a day on which commercial banks are open for business in Hong Kong (excluding Saturdays, Sundays, public holidays and any weekday on which Typhoon Signal No. 8 or higher is hoisted or a black rain storm warning is given in Hong Kong at any time during 9:00 a.m. to 5:00 p.m.);

“Effective Date” means the date of this Deed;

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“Encumbrances” means any mortgage, charge (whether fixed or floating), pledge, lien (other than lien created by operation of law), option, restriction, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable laws; or any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person; or any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favour of any person, or any adverse claim as to title, possession or use;

“Loan Agreement” means the loan agreement dated 9 December 2022 entered into between Currenc as borrower and the Fund as lender in relation to the grant of a loan in the principal amount of US$7,500,000, as amended and supplemented by a supplemental agreement dated 7 December 2023 and a second supplemental agreement dated 30 September 2024;

“Currenc” means Currenc Group Inc. (formerly known as Seamless Group Inc.), a company incorporated in the British Virgin Islands and by way of continuation registered as an exempted company in the Cayman Islands with company number MC-344182;

1.2.	Interpretation

(i)	In this Deed, unless the contrary intention appears, a reference to a “Party” or any other person includes its successor in title, permitted assigns and permitted transferees.

(ii)	Headings are for ease of reference only.

(iii)	References to any document shall be references to the same as amended, varied, novated, supplemented, replaced or restated in any manner from time to time.

(iv)	A provision of law is a reference to that provision as amended or re-enacted.

1.3.	Effect of this Deed

Each Party confirms it intends this Deed to take effect as a deed although one or more Parties may execute this Deed under hand.

1.4.	Third Party Rights

Except otherwise expressly provided in this Deed, person who is not a Party has no rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Deed.

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2.	ASSIGNMENT

2.1	Assignment

The Assignor as legal and beneficial owner hereby assigns absolutely to the Assignee all of its rights and/or obligations under the Loan Agreement free from all Encumbrances with effect from the Effective Date (the “Assignment”).

2.2	Notice of Assignment

The Assignor hereby represents and warrants to the Assignee that as at the date of this Deed, the Assignor has served a notice of assignment to Currenc to notify it of the assignment of Assignor’s rights and/or obligations under the Loan Agreement, and has irrevocably authorised and instructed Currenc to act in accordance with the directions and instructions of the Assignee from time to time.

3.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

3.1	The Assignor represents, warrants and undertakes to the Assignee on the date of this Deed:

(i)	it is an entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(ii)	it has the legal right and full power and authority to execute, deliver and perform this Deed and all documents incidental hereto to which it is a party, which when executed shall constitute valid and binding obligations on it, in accordance with their respective terms;

(iii)	it is entitled to transfer all of its rights and/or obligations under the Loan Agreement; and

(iv)	the execution, delivery and performance by it of this Deed does not and will not violate in any respect any provision of (i) any law or regulation or any order or decree of any governmental authority, agency or court of its place of incorporation; or (ii) any contract, undertaking or instrument to which any of them is a party or which is binding upon it or any of its assets, and does not and will not result in the creation or imposition of any Encumbrance on any of its assets pursuant to the provisions of any such contract, undertaking or instrument.

3.2	The Assignee represents, warrants and undertakes to the Assignor on the date of this Deed:

(i)	it is an entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; and

(v)	it has the legal right and full power and authority to execute, deliver and perform this Deed and all documents incidental hereto to which it is a party, which when executed shall constitute valid and binding obligations on it, in accordance with their respective terms.

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4.	NOTICES

4.1	Communication in writing

Any notice or other communication to be made under or in connection with this Deed shall be made in writing (a “Notice”) and shall be sufficiently given or served if delivered or sent:

(i)	in the case of the Assignor, to:

Address:	Flat 6B, 1/F, Po Hong Centre, 2 Wang Tung Street, Kowloon Bay, Hong Kong
E-mail:	chelseafund@superfinancehk.com
Attention:	Andy Lau / Sam Yu

(ii)	in the case of the Assignee, to:

Address:	29/F, One Pacific Place, 88 Queensway, Admiralty, Hong Kong
E-mail:	tangrong@famc.citic
Attention:	Tanya Tang

or (in either case) to such other address as the relevant Party may have notified to the other Party in writing in accordance with this Clause 4.1.

4.2	Delivery

Unless there is evidence that it was received earlier, a Notice is deemed to have been served if:

(i)	delivered by hand, when left at the address referred to in Clause 4.1;

(ii)	sent by prepaid registered post or courier, three Business Days (or five Business Days if sent by airmail) after posting it;

(iii)	delivered by e-mail, when sent to the e-mail address referred to in Clause 4.1.

4.3	Language

Any notice given under or in connection with this Deed must be in English or Chinese.

5.	COSTS AND EXPENSES

5.1	Each Party shall bear its own costs, charges and expenses incurred in connection with the preparation, negotiation, finalisation and execution of this Deed.

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6.	GENERAL

6.1	Amendment

This Deed may only be varied or replaced by a document duly executed by the Parties.

6.2	Waiver and Exercise of Rights

(i)	A single or partial exercise or waiver by a Party of a right relating to this Deed does not prevent any other exercise of that right or the exercise of any other right.

(ii)	A Party is not liable for any loss, cost or expense of any other Party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

6.3	Acknowledgment

Each of the Parties acknowledges that it shall comply with all applicable laws, including but not limited to those of the People’s Republic of China, the place of incorporation of each Party, or where any other regulatory body or institution that may exercise jurisdiction over any Party or the performance of that Party of this Deed, with respect to anti-bribery and corruption, sanctions, and other related matters.

6.4	Governing Law and Jurisdiction

(i)	This Deed is governed by, and shall be construed in accordance with, the laws of Hong Kong.

(ii)	In relation to any dispute arising out of or in connection with this Deed, each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of Hong Kong.

(iii)	Without prejudice to any other mode of service allowed under any relevant law, the Assignor irrevocably appoints Mr. Sam Yu of Flat 6B, 1/F, Po Hong Centre, 2 Wang Tung Street, Kowloon Bay, Hong Kong as its agent for service of process in any proceedings before the Hong Kong courts in connection with this Deed.

(iv)	If any person appointed as process agent under Clause 6.3(iii) is unable for any reason to so act, the Assignor must immediately (and in any event within five (5) days of the event taking place) appoint another agent on terms acceptable to the Assignee. Failing this, the Assignee may appoint another process agent for this purpose.

(v)	The Assignor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

6.5	Counterparts

This Deed may be executed in any number of counterparts and all of those counterparts taken together constitute one and the same instrument.

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IN WITNESS WHEREOF this Deed has been executed and delivered as a deed by the Parties on the date first above written.

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IN WITNESS WHEREOF this Deed has been executed and delivered by the Parties on the day and year first above written.

ASSIGnor

EXECUTED AND DELIVERED AS A DEED by	) )
LAU Chin Yung Andy	)
, its authorised director for and on behalf of	)
CHELSEA VANGUARD FUND	)
in the presence of:	)

Signature of witness

Name of witness:

Address of witness:

[Execution page – Deed of Assignment (Loan Agreement) – Assignor]

ASSIGNEE

EXECUTED AND DELIVERED AS A DEED by	) )
HU Diqiao	)
, its authorised director for and on behalf of	)
PHOENIX GREEN LIMITED	) ) ) )
in the presence of:	)

Signature of witness

Name of witness:

Address of witness:

[Execution page – Deed of Assignment (Loan Agreement) – Assignee]